UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 28, 2025

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038

 (Address of principal executive offices)

(317) 855-9926

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2025, American Resources Corporation’s minority owned subsidiary, American Infrastructure Corporation (“AIC”) completed the Share Exchange Agreement pursuant to the binding terms sheet dated December 31, 2024, entered into and between AIC and CGrowth Capital, Inc. (“CGRA” or the “Company”).

As set forth in the Share Exchange Agreement, CGRA purchased 100% of the issued and outstanding shares of common stock of AIC and its shareholders on a fully diluted basis. Concurrently CRGA issued to the same shareholders of AIC, proportional to their respective ownership of the common stock of AIC, Ten Million shares of newly created Series A Preferred Stock (the “Series A"). As a result, AIC is a wholly owned subsidiary of CGRA, and all AIC shareholders will exchange all their common stock in AIC, proportional to their ownership in AIC, for a proportional amount of the Ten Million Series A shares.

The Series A provides its holders with non-dilution rights such that, until converted to common stock as provided below, the Series A will convert (as a group) into 92.0% of the fully diluted outstanding shares of common stock of CGRA.

The Series A converts to common at the earlier of (i) at the discretion of the holder, (ii) automatically upon uplisting of CGRA to a senior stock exchange (such as NASDAQ, NYSE, CBOE) in the United States, or (iii) automatically 12 months after issuance.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Exchange Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
10.1	Share Exchange Agreement between American Infrastructure Corporation, CGrowth Capital, Inc. and American Resources Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: February 3, 2025	By	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

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